Exhibit 99.1

Day One Announces Preliminary 2025 OJEMDA™ Net Product Revenue And

Provides 2026 Net Product Revenue Guidance

Preliminary 2025 net product revenue of $155.4 million, representing 172% year-over-year growth; OJEMDA 2026 U.S. net product revenue projected to be $225—$250 million

Company to present on corporate progress and priorities for 2026 during J.P. Morgan

Healthcare Conference, January 12th at 5:15 pm PT (8:15 pm ET)

BRISBANE, Calif., JANUARY 11, 2026 – Day One Biopharmaceuticals, Inc. (Nasdaq: DAWN) (“Day One” or the “Company”), a biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases, today announced the release of preliminary unaudited 2025 OJEMDA™ net product revenue, cash and investments at year-end and provided 2026 OJEMDA net product revenue guidance ahead of the company’s scheduled presentation tomorrow at the 44th Annual J.P. Morgan Healthcare Conference at 5:15 pm PT (8:15 pm ET).

“Following remarkable commercial and clinical progress in 2025 and the strategic acquisition of Mersana and our new pipeline program Emi-Le (emiltatug ledadotin), we’re entering 2026 poised to deliver on our mission and on our growth aspirations,” said Jeremy Bender, Ph.D., chief executive officer of Day One. “I’m thrilled by the steady uptake of OJEMDA in relapsed or refractory pLGG, and by the opportunities for future patient impact we expect from the clinical data for OJEMDA in front line pLGG and for Emi-Le and DAY301. Our solid financial position will continue to enable us to invest in future programs that have strong potential to become important new medicines.”

2025 OJEMDA Commercial Performance

•	OJEMDA net product revenue was approximately $52.8 million and $155.4 million for the fourth quarter and full year 2025, respectively (unaudited)

•	~37% QoQ growth compared to Q3 2025; ~172% YoY growth vs. 2024, driven by momentum in patient demand, with prescription volumes increasing to 1,394 during the fourth quarter

•	2026 OJEMDA U.S. net product revenue is projected to be between $225 million and $250 million, representing 53% year-over-year growth at the midpoint

2026 Corporate Priorities and Key Milestones

OJEMDA

•

Deliver on 2026 OJEMDA net product revenue guidance, with a focus on increasing persistency and driving new patient starts to support continued OJEMDA adoption as standard of care (SOC) in 2L pediatric low-grade glioma (pLGG)

•	Extend the OJEMDA commercial opportunity beyond the U.S. with global expansions via our partner

•	Complete enrollment in the pivotal Phase 3 FIREFLY-2 clinical trial in first-line pLGG in the first half of 2026, enabling a mid-2027 data readout and a potential approval in 2028

PIPELINE

•	Advance Emi-Le program by delivering Phase 1 clinical data by mid-2026 and progressing toward registration

•	Provide initial data from the Phase 1a clinical trial for DAY301, a PTK7-targeted antibody drug conjugate (ADC), in the second half of 2026

Corporate Update

As of December 31, 2025, prior to the acquisition of Mersana, Day One had approximately $441.1 million of cash, cash equivalents, and short-term investments (unaudited). The 2025 net product revenues and cash, cash equivalents and short-term investments position included in this release are preliminary and are therefore subject to adjustment. The preliminary net product revenue results are based on management’s initial analysis of operations for the year ended December 31, 2025. The Company expects to issue full financial results for the fourth-quarter and full-year 2025 in February 2026.

J.P. Morgan Presentation Details

Dr. Jeremy Bender, chief executive officer, will present during the 44th Annual J.P. Morgan Healthcare Conference on Monday, January 12 at 5:15 pm PT (8:15 pm ET). A live audio webcast of the presentation will be available by visiting the Events & Presentations section of the Company’s website at www.dayonebio.com. An archived replay of the webcast will be available for 30 days following the live presentation.

About Day One Biopharmaceuticals

Day One Biopharmaceuticals is a commercial-stage biopharmaceutical company that believes when it comes to pediatric cancer, we can do better. The Company was founded to address a critical unmet need: the dire lack of therapeutic development in pediatric cancer. Inspired by “The Day One Talk” that physicians have with patients and their families about an initial cancer diagnosis and treatment plan, Day One aims to re-envision cancer drug development and redefine what’s possible for all people living with cancer—regardless of age—starting from Day One.

Day One partners with leading clinical oncologists, families, and scientists to identify, acquire, and develop important targeted cancer treatments. The Company’s pipeline includes tovorafenib (OJEMDA™), DAY301, and following the recently announced acquisition of Mersana Therapeutics, Emi-Le (emiltatug ledadotin), a novel antibody drug conjugate (ADC) targeting the B7-H4 protein in clinical development to treat the rare cancer adenoid cystic carcinoma (ACC).

Day One is based in Brisbane, California. For more information, please visit www.dayonebio.com or find the Company on LinkedIn or X.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Day One’s ability to grow revenue from OJEMDA, plans to develop and commercialize cancer therapies and its pipeline and the impact of Emi-Le and DAY301, and statements regarding its net product revenues, cash, cash equivalents and short-term investments. Statements including words such as “believe,” “plan,” “continue,” “expect,” “will,” “develop,” “signal,” “potential,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties that may cause Day One’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties in this press release and other risks set forth in our filings with the Securities and Exchange Commission, including risks related to the ability to realize the anticipated benefits of the Mersana acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of the consummation of the acquisition on the market price of Day One’s common stock and/or operating results; significant transaction costs; unknown liabilities, Day One’s ability to develop, obtain and retain regulatory approval for or commercialize any product candidate, Day One’s ability to protect intellectual property, the potential impact of global business or macroeconomic conditions, including as a result of inflation, government shutdowns, rising interest rates, instability in the global banking system, geopolitical conflicts and the sufficiency of Day One’s cash, cash equivalents and investments to fund its operations. These forward-looking statements speak only as of the date hereof and Day One specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

DAY ONE MEDIA

media@dayonebio.com

DAY ONE INVESTORS

LifeSci Advisors, PJ Kelleher

pkelleher@lifesciadvisors.com

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